Exhibit 10.1

Execution Version

Amendment No. 1 to Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”) is entered into on this 5 day of June 2025 (the “Effective Amendment Date”) and is made by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., an Israeli corporation located at 124 Dvora HaNevi’a Street, Tel Aviv, Israel, Company No. 52-001395-4 (the “Company” or “Teva”), and Richard Francis (“Executive”).

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated November 21, 2022 (the “Agreement”) which details the terms of the Executive’s employment with the Company; and

WHEREAS, the Company and the Executive now wish to amend certain provisions of the Agreement and desire to memorialize such amendment to the Agreement in this Amendment;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties have agreed as follows:

1.	Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein, shall bear the meaning ascribed to them in the Agreement.

Amendments to the Agreement.

2.	Section 1.1 to the Agreement is hereby replaced in its entirely to read as follows:

“The Company agrees to employ Executive, and Executive agrees to serve the Company and its affiliates, subject to the terms and conditions of this Agreement, for the period commencing on January 1, 2023 (the date Executive’s service to the Company commenced, “Effective Date”) and ending on the date that Executive’s employment lawfully terminates, in accordance with the provisions of Section 9 of this Agreement (the “Term”).”

3.	Section 1.7 to the Agreement is hereby replaced in its entirely to read as follows:

“This Agreement, as amended, and all compensation and benefits payable hereunder are subject to the Company’s compensation policies applicable to senior officers in effect on the Effective Date and the terms and conditions of this Agreement, including the Company’s Compensation Policy for Executive Officers and Directors brought to shareholder approval at the 2025 annual general meeting of shareholders (collectively, the “Compensation Policy”)”.

4.	Section 2.1 of the Agreement is hereby amended by adding the following paragraph immediately following the end of Section 2.1:

“Notwithstanding the forgoing, commencing on January 1, 2025, the Annual Salary shall be increased to $1,700,000. Notwithstanding the above, the Compensation Committee and the Board may, without the need for further action or approval of the shareholders, increase the gross annual base salary of the Executive by up to 7.5% each calendar year. Executive shall begin to be paid this increased salary immediately following the date of the 2025 Annual General Meeting and be paid the prorated amount for the term commencing on January 1, 2025 and ending on the date of the 2025 Annual General Meeting, in a single lump sum no later than the second regularly scheduled payroll immediately following the 2025 annual shareholders meeting.”

5.	Section 3.2 is hereby amended by:

5.1	adding the following sentence immediately after the sentence ending with “performance measures established by the Compensation Committee and the Board”:

“Notwithstanding the forgoing, effective for the fiscal year commencing on January 1, 2025 and for each of the subsequent fiscal years during the Term, the maximum Annual Bonus opportunity shall be 200% of Target Bonus if performance goals are achieved according to the Bonus plan of the relevant year the actual amount of which shall be determined in good faith by the Compensation Committee and the Board, based on their determination of the attainment of performance measures established by the Compensation Committee and the Board.”

5.2	deleting the words “and except in the case of non renewal of this Agreement pursuant to Section 1.1,”.

6.	Section 4.2 of the Agreement is hereby amended by adding the following paragraph immediately following the end of Section 4.2:

“Notwithstanding the foregoing, for the fiscal year commencing on January 1, 2025 and for each of the subsequent fiscal years during the Term, Executive shall be granted equity awards with a grant date monetary value, defined as the greater of grant date fair value or target value, of no less than $10,000,000 (ten Million United States Dollars) and no more than $16,000,000 (sixteen Million United States Dollars) per year, the exact amount to be determined each year in good faith by the Compensation Committee and the Board, without the need for further action or approval of the shareholders, with 70% of each such award to be granted as PSUs and 30% of each such award to be granted as RSUs. For the fiscal year commencing on January 1, 2025, the Executive shall be granted equity awards in the amount of $12,000,000, of which $9,000,000 was granted in March 2025 and the remainder, in an amount of $3,000,000 (the “Additional 2025 Annual Award”, which once granted shall be deemed part of the 2025 Annual Grant), will be granted on the date of the 2025 annual shareholders meeting (or if such date occurs during a trading blackout period, then on the date that is seven days following end of such blackout period) (the date of such grant, the “Additional Grant Date”) and subject to the terms of this section. The Additional 2025 Annual Award shall consist of 30% RSUs and 70% PSUs. The performance goals and related vesting criteria for such Additional 2025 Annual Award shall be identical to those applicable to the RSUs and PSUs granted to Executive in March 2025, provided that the grant date for the purpose of the vesting of the Additional 2025 Annual Award will be the Additional Grant Date. For the avoidance of doubt, all annual equity awards granted to Executive in fiscal year 2026 and later will be granted not later than the end of the first quarter of the applicable fiscal year to which the awards relate, in each case subject to the terms of the 2020 Plan (or any successor thereto), and all such awards shall, except as otherwise specified in this clause 4.2, be subject to the same vesting terms as the corresponding Share awards granted to other senior executives of the Company generally.”

7.	Section 5.2 shall be replaced in its entirely to read as follows:

“Commencing on the 2025 annual shareholders meeting and during the Term, Executive shall be entitled to an annual cash allowance of $200,000 (USD).The annual allowance will not be considered for the calculation of all social benefits (or their equivalent) paid to Executive pursuant to this Agreement (including any payments or contributions related to the Severance Contribution and Pension Benefit) and for any other purpose or benefit plan for which such payments are calculated based on a percentage of Executive’s salary. For 2025, the amount shall be prorated for the portion of the year following the 2025 annual shareholders meeting, while the original provisions of this section shall apply for the period prior to the 2025 annual shareholders meeting. In addition, the Executive shall be entitled to reimbursement of air travel to and from Israel and related accommodation expenses in Israel for the Executive’s travel for business purposes. In addition, the Executive and his family members will be eligible for global health insurance as provided by the Company. The above benefits under this section 5.2 will not be grossed up for tax purposes. In addition to the above, if determined necessary by the HR and Compensation Committee acting in good faith, security services will be provided to Executive and/or his family when Executive travels for business or personal purposes at the Company’s cost, such amounts to be grossed up for tax purposes and social security contributions in accordance with Company policy on such reimbursements.”

8.	Section 6.2 of the Agreement is hereby amended by deleting the words “and a car benefit suitable for the chief executive officer of a company of the size and nature of the Company,”

9.	Section 6.3 shall be deleted in its entirely, provided however that the original provisions of this section shall apply for the Term until the 2025 annual shareholders meeting.

10.

Section 9.4.2 of the Agreement is hereby amended by deleting the words “, which shall be paid in a lump sum on the thirtieth (30th) day after the Date of Termination, other than those components of the Severance Payment required by Law to be paid earlier, which components shall be paid in accordance with the requirements of applicable Law”.

11.	Section 9.4.6 shall be deleted and shall be marked as “[reserved]”.

12.	Section 9.4.7 of the Agreement shall be replaced in its entirely to read as follows:

“If such termination occurs within one (1) year following the date of a “Change in Control” (as described in the Compensation Policy), then, in addition to the payments and benefits set forth in Sections 9.4.1 through 9.4.6, (i) Executive shall be entitled to be paid the Merger Amount (as defined below), which shall be paid in a lump sum on the thirtieth (30th) day after the Date of Termination, and (ii) all equity awards granted to Executive by the Company will be subject to accelerated vesting as provided for in the 2020 Plan (or any successor thereto), and PSUs granted shall be earned based on the greater of target or actual performance.”

13.	The following sentence will be added to the end of Section 9.5:

“In addition, in the event of a termination of employment by Executive without Good Reason that constitutes an Early Retirement or Qualified Retirement, the Executive shall be entitled to the applicable Equity Benefits.”

14.	Section 9.6 (termination upon non-renewal) shall be deleted and shall be marked as “[reserved]”.

15.	Section 9.9.5(c) is hereby replaced in its entirely to read as follows:

“Annual Equity Awards:

i.

In the event of termination of employment hereunder by reason of death or Disability, any equity awards granted pursuant to Section 4.2 will be subject to accelerated vesting as provided for in the 2020 Plan (or any successor thereto).

ii.

In the event of (i) termination by the Company without Cause or (ii) in the event of termination by Executive with Good Reason or (iii) in the event of termination of employment by Executive without Good Reason that constitutes an Early Retirement, any then outstanding equity awards granted pursuant to Section 4.2 (Annual Equity Awards) (excluding, in the case of an Early Retirement, any equity awards for which the grant date is at least six (6) months prior to the date of the Early Retirement) will be subject to prorated vesting based on the number of full months elapsed between the grant date and the date of termination of employment out of the total number of months in the vesting period, less any shares that have already vested, with such prorated vested portion delivered on the next vesting date with respect to time-vested RSUs and on the original vesting schedule of the award for PSUs (without acceleration) (PSUs will based on actual performance). For the avoidance of doubt, in the case of an Early Retirement, any equity awards granted pursuant to Section 4.2 (Annual Equity Awards) for which the grant date is not at least six (6) months prior to the date of the Early Retirement shall be forfeited in their entirety upon the Early Retirement.

iii.

In the event of (i) termination of employment by the Company without cause, (ii) termination by Executive with Good Reason, or (iii) termination by Executive without Good Reason if any of (i), (ii) or (iii) constitutes a Qualified Retirement, any then outstanding equity awards granted pursuant to Section 4.2 (Annual Equity Awards) (excluding any equity awards for which the grant date is at least six (6) months prior to the date of the Qualified Retirement) will be subject to full continued vesting with delivery according to the original vesting schedule of the award (without acceleration) (PSUs will be based on actual performance). For the avoidance of doubt, any equity awards granted pursuant to Section 4.2 (Annual Equity Awards) for which the grant date is not at least six (6) months prior to the date of the Qualified Retirement shall be forfeited in their entirety upon the Qualified Retirement.”

16.	Section 9.9 of the Agreement is hereby amended by adding the following:

17.

9.9.4A “Early Retirement” shall mean the termination of employment by the Executive with or without Good Reason or Termination by the Company without Cause, if, in all of these terminations, as of the date of termination of employment, he has attained sixty (60) years of age and five (5) full years of service with the Company.

18.

9.9.9A “Qualified Retirement” shall mean the termination of employment by the Executive with or without Good Reason or Termination by the Company without Cause, if, in all these terminations, as of the date of termination of employment, he has attained sixty (65) years of age and ten (10) full years of service with the Company.

19.	In Section 9.9.8, the definition of “Merger Amount” is hereby amended to read as follows:

“Merger Amount” means an amount equal to the total of (i) the Annual Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Annual Salary that gives rise to, or could have given rise to, a claim for Good Reason), and (ii) the Target Bonus calculated based on such Annual Salary.”

20.	In Section 9.9.11, the definition of “Severance Payment” is hereby amended to read as follows:

“Severance Payment” means an amount equal to: one and a half (1.5) times the sum of (i) the Annual Salary in effect immediately prior to the Date of Termination (without taking into account any reduction in Annual Salary that gives rise to, or could have given rise to, a claim for Good Reason), and (ii) the Target Bonus calculated based on such Annual Salary; to be paid as follows: (x) those components of the Severance Payment required by Law shall be paid in accordance with the requirements of applicable Law; (y) an amount equal to the Annual Salary to be paid in twelve (12) equal monthly installments (without taking into account any reduction in Annual Salary that gives rise to, or could have given rise to, a claim for Good Reason), first installment to be paid seven days after the Date of Termination; and (z) the remainder amount to be paid in one lump sum payment on the thirtieth (30th) day after the Date of Termination. Such Severance Payment will be subject to continued compliance with the restrictive covenants under Sections 11, 12, 13 and 14, which includes the non-compete obligation. Under these scenarios, no additional non-compete payment will be provided.”

21.

Section 12 is hereby amended by deleting the words “For the avoidance of doubt, this Section 12 shall apply to Executive following a termination of employment that occurs on the expiration of the Fixed Term or any Extension Period.”

22.

Section 13 is hereby amended by deleting the words “For the avoidance of doubt, this Section 13 shall apply to Executive following a termination of employment that occurs on the expiration of the Fixed Term or any Extension Period,”

23.	Section 15 is hereby amended as follows:

23.1	The first paragraph of section 15 is hereby replaced in its entirely to read as follows:

“The Severance Payment or the Non-Compete Payment is in consideration for Executive’s undertaking set forth in Sections 11, 12, 13 and 14 and subject to compliance therewith. The term “Non-Compete Payment” shall mean an amount equal to twelve (12) times the Monthly Salary (without taking into account any reduction in Monthly Salary that gives rise to, or could have given rise to, a claim for Good Reason), to be paid in twelve (12) equal monthly installments commencing seven days after the Date of Termination. The Non-Compete Payment shall not be subject to offset by any income Executive derives from noncompetitive employment or self-employment.”

23.2	The second paragraph of section 15 is hereby amended by adding the words “or the Severance Payment” after the first appearance of the words “the Non- Compete Payment”.

24.	Section 18 is hereby amended to delete any reference of the word “car”.

25.	This Amendment shall come into effect following receipt of all required approvals under applicable law, including approval of this amendment by Teva’s shareholders.

26.

Ratification and Confirmation. Except as specifically amended by this Amendment, the Agreement is hereby ratified and confirmed in all respects and remains valid and in full force and effect. Whenever the Agreement is referred to in this Amendment or in any other agreement, document or instrument, such reference shall be deemed to be to the Agreement, as amended by this Amendment, whether or not specific reference is made to this Amendment.

27.	Controlling Document. In case of conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall prevail.

28.

Entire Agreement. The Agreement and this Amendment constitute the entire understanding and agreement of the parties hereto regarding the employment of the Executive and supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof.

29.	Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of Israel without giving effect to the choice of law or conflict of laws provisions thereof.

30.

Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The execution of this Amendment may be by actual signature or by signature delivered.

IN WITNESS WHEREOF, the parties have executed this Amendment in one or more counterparts as of the Effective Amendment Date.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Sol J.Barer
Name:	Sol J. Barer
Title:	Chairman of the Board

EXECUTIVE

By:	/s/ Richard Francis
Name:	Richard Francis
Title:	President and CEO